Exhibit 99.1

FIFTH THIRD BANCORP

TRADING BLACKOUT NOTICE

Under 17 CFR 245.104

July 28, 2010

To:	All Directors and Executive Officers of Fifth Third Bancorp

From:	Paul L. Reynolds

    Executive Vice President, Secretary and Chief Administrative Officer

This notice is to inform you that the recordkeeping for the Fifth Third Bancorp Master Profit Sharing Plan will be transitioning to a new service provider. As a result of these changes, plan participants temporarily will be unable to check their account balance and transfer or diversify their investments in their Fifth Third Bancorp Master Profit Sharing Plan account, change their future contribution rate or obtain a loan, withdrawal or distribution from their plan account or make or change beneficiary elections. This period, during which plan participants will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.”

Fifth Third Bancorp’s common stock is subject to this blackout period. The blackout period will begin at 4 p.m. Eastern Standard Time on September 3, 2010 and end during the week of September 19, 2010. This will not affect the normal blackout period under Fifth Third’s Insider Trading Policy that is scheduled to begin on September 21, 2010.

As a Director and/or Executive Officer of Fifth Third Bancorp, you are prohibited by federal law and Fifth Third’s Corporate Policy Regarding Insider Trading and Section 16 Reporting from directly or indirectly purchasing, selling or otherwise acquiring or transferring any securities of Fifth Third (including any other securities the value of which is derived from Fifth Third’s securities) during the blackout period. This prohibition is broad and includes any transaction in which you may have a pecuniary interest (including transactions by trusts or corporations you control and transactions by your family members). There are some exemptions from this prohibition (such as certain dividend reinvestment plans or 10b5-1 plans and other transactions). However, these exemptions are highly technical and you may not rely on them without pre clearance by me.

If you have any questions concerning this notice, you should contact me at 38 Fountain Square Plaza, MD 109053, Cincinnati, Ohio 45263, phone: (800) 972-3030.